Exhibit 10.7

915 SW Stark Street

Suite 400

Portland OR 97205

503.972.7597

www.jivesoftware.com

October 28, 2008

John McCracken

Re:	Employment Terms

Dear John,

Jive Software (the “Company”) is pleased to offer you the position of Senior Vice President of World Wide Sales, on the terms outlined below.

Your compensation will be as follows;

1.	Base Compensation: $225,000 annually, less payroll deductions and all required withholdings, paid semi-monthly.

2.	Sales Incentive: $225,000 annual target, less payroll deductions and all required withholdings. This amount is based on bookings targets, paid when orders are closed and reconciled quarterly. You will have the ability to exceed this number and hit accelerators.

3.	Annual Operating Incentive: $150,000 annual target “stretch” bonus, less payroll deductions and all required withholdings. This amount is based on the company exceeding the normalized bookings and profitability numbers in the operating plan, and will be paid at the end of the year. Percentage attainment towards the goal will determine the final amount paid.

Through the end of 2008, you will be paid at your target rate of base compensation plus sales incentive. The details of the incentive compensation plan for 2009 will be negotiated in good faith and agreed upon within 60 days of signing this agreement.

Subject to Board approval, you will be granted an incentive stock option (the “Option”) to purchase 760,376 shares of the Company’s Common Stock at the fair market value price as of the day of grant. This is equal to 2% of the 38,018,792 shares outstanding. The Option will be issued pursuant to the Company’s Stock Incentive Plan and standard form of stock option agreement, copies of which will be provided to you separately, including the vesting over four years: (a) 25% will vest on your first anniversary of employment; and (b) the unvested balance shall vest 1/48 of the original grant each month of service thereafter. As soon as practicable after your start date, you will be granted the stock option at the then fair market value as determined by the Board.

The vesting and exercisability of this Option shall be accelerated by fifty percent (50%) of the then unvested portion of this Option if within one year following a Change in Control (as defined below within the option agreement) (a) the employment of the Optionee is terminated by the Company without Cause (as defined within the option agreement), or (b) the employment of the Optionee is terminated by the Optionee with Good Reason (as defined within the option agreement).

You will have the authority and responsibilities customarily afforded to the Senior Vice President of World Wide Sales including, but not limited to:

—	Driving sales results and margin.
—	Infusing a sales-driven culture across the entire organization.
—	Rolling out a global model for sales team development that empowers the channel and results in predictable growth.
—	Driving effective GTM strategies with the executive team.
—	Establishing an international expansion plan.
—	Developing sales talent and fielding an “A” team of sales professionals.
—	Motivating and leading the sales organization.
—	Driving high quality customer relationships.

All of your responsibilities and actions will at all times be subject to the appropriate approval of the CEO and the Board of Directors of the Company (the “Board”), and you will be reporting directly to the CEO. The Company may, in its discretion, change your position, duties, and work location from time to time as it deems necessary, although all efforts will be made to consult with you first.

You will be paid semi-monthly and you will be eligible for the following standard Company benefits: medical insurance, dental insurance, life insurance, PTO, 401 (k), transportation assistance and paid holidays. Details about these benefit plans are available for your review.

This is an offer for employment at-will, which means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

As a condition of your employment, you must sign and return the Proprietary Information and Inventions Agreement enclosed with this letter prior to starting employment. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return via fax to 503.296.2312 by Wednesday, October 29, 2008, if you wish to accept employment at the Company under the terms described above. If you accept our offer, your start date will be on November 3, 2008.

We look forward to your favorable reply and to a productive work relationship.

Sincerely,

/s/ Dave Hersh
Dave Hersh, CEO

Accepted:

/s/ John McCracken
John McCracken

10/28/09
Date